UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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WHOLE FOODS MARKET, INC.

(Name of Registrant as Specified In Its Charter)

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550 Bowie Street

Austin, Texas 78703

March 14, 2005

Dear Fellow Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Whole Foods Market, Inc. to be held at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, NY, on Monday, April 4, 2005 at 9 a.m., Eastern Daylight Saving Time. Information regarding the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. I urge you to vote your shares as soon as possible. Instructions on the proxy card will tell you how to vote.

In a year that was challenging for most food retailers, we produced the best results in our twenty-four year history. I want to thank all of our Team Members for their continued hard work and dedication, and all of our customers and shareholders for their continued support. We look forward to reviewing the events of the last fiscal year at the Annual Meeting.

Sincerely,

/s/ JOHN P. MACKEY

JOHN P. MACKEY

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, April 4, 2005

Time:	9 a.m., Eastern Daylight Saving Time

Place:	New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York

Proposals:

•      To elect five directors to the Board of Directors of Whole Foods Market to serve one-year terms expiring at the later of the annual meeting of shareholders in 2006 or upon his or her successor being elected and qualified.

• To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending September 25, 2005.

• To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 150 million to 300 million shares.

•      To approve an amendment to the Company’s 1992 Incentive Stock Option Plan for Team Members to increase the number of shares of the Company’s common stock reserved for issuance under this plan from 24.8 million to 28.8 million shares.

• To consider a shareholder proposal regarding the labeling of products with respect to the presence or absence of genetically engineered ingredients.

• To consider a shareholder proposal to redeem or vote on any active poison pill.

• To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date:	February 4, 2005

By Order of the Board of Directors

GLENDA FLANAGAN

Executive Vice President

Chief Financial Officer and Secretary

March 14, 2005

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in “street name” by a stockbroker may vote by telephone or via the Internet.

550 Bowie Street

Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on April 4, 2005

Some Questions You May Have Regarding this Proxy Statement

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation. We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, NY, on Monday, April 4, 2005 at 9 a.m., Eastern Daylight Savings Time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on February 4, 2005, the record date. On the record date, Whole Foods Market had 64,454,767 shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	There are four company proposals to be considered and voted on at the meeting, which are:

•	To elect five directors to the Board of Directors of Whole Foods Market to serve one-year terms expiring at the later of the annual meeting of shareholders in 2006, or upon his or her successor being elected and qualified.

•	To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending September 25, 2005.

•	To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 150 million to 300 million shares.

•	To approve an amendment to the Company’s 1992 Incentive Stock Option Plan for Team Members (the “Plan” or “Team Member Plan”) to increase the number of shares of the Company’s common stock reserved for issuance under this plan from 24.8 million to 28.8 million shares.

In addition, there are two proposals from shareholders:

•	To consider a shareholder proposal regarding the labeling of products with respect to the presence or absence of genetically engineered (“GE”) ingredients.

•	To consider a shareholder proposal to redeem or vote on any active poison pill.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors

•	“FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm

•	“FOR” adoption of the amendment to increase the number of the Company’s authorized shares of common stock

•	“FOR” approval of the amendment to the Incentive Stock Option plan for Team Members

•	“AGAINST” the proposal regarding the labeling of products with respect to the presence or absence of genetically engineered ingredients

•	“AGAINST” the shareholder proposal to redeem or vote on any active poison pill

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, John P. Mackey and Glenda Flanagan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation you are considered a shareholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Securities Transfer Corporation. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting. To vote at the meeting, please bring the enclosed proxy card or vote using the ballot provided at the meeting.

If like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you together with a voting instruction card. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the proxy card to vote, beneficial owners of shares held in street name may vote by telephone or via the Internet until 12:00 p.m., Eastern Standard Time, on April 1, 2005. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting in order to vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What if I don’t vote or abstain? How are broker non-votes counted?

A.	Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

John P. Mackey and Glenda Flanagan are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial shareholders, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of Directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q:	Who will count the votes?

A:	Our transfer agent, Securities Transfer Corporation, and judges of voting will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We intend to hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2004 Form 10-K, please contact: Whole Foods Market, Inc. 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, Inc. 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at www.wholefoodsmarket.com/investor/corpgovernance.html.

PROPOSAL 1 – ELECTION OF DIRECTORS

Retirement of Director and Size of Board of Directors

Our Board of Directors currently consists of eight members. However, Avram J. Goldberg has notified us that he will be retiring at the expiration of his term on April 4, 2005. We would like to thank Mr. Goldberg for the contributions he has made to the Company while serving as a Director for the last eleven years.

The Board of Directors has reduced the number of directors to seven effective April 4, 2005. The Board of Directors may elect to increase the number of directors in the future.

Current Nominees

Five of the remaining seven members of the Board of Directors’ current term are up for reelection and all have been nominated for election at the annual meeting to hold office until the later of the next annual meeting or the election of their respective successors. The director nominees are David W. Dupree, Gabrielle E. Greene, John P Mackey, Linda A. Mason and Morris J. Siegel. The Board of Directors has determined that all of the director nominees other than Mr. Mackey are “independent directors” as defined in Rule 4200 of the NASDAQ Market Place Rules. The information provided below is biographical information about each of the nominees. Age and other information in each nominee’s biography is as of December 10, 2004.

David W. Dupree, 51, has served as director of the Company since August 1996. Since 1999, Mr. Dupree has been a Managing Director of The Halifax Group, a limited partnership founded to pursue small and mid-cap investment opportunities. Mr. Dupree also serves on the board of Insight Health Services Corp.

Gabrielle E. Greene, 44, has served as director of the Company since September 2003. Since January 2002, Ms. Greene has served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests. From August 2000 until January 2002, Ms. Greene served as CFO of Crown Services, a construction services company. From January 1998 until August 2000, Ms. Greene was a partner in BE/Greenwich Street Capital, a private equity firm.

John P. Mackey, 51, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980. Mr. Mackey also served as President from June 2001 to October 2004.

Linda A. Mason, 50, has served as a director of the Company since March 2002. Ms. Mason is co-founder and Chairman of the Board of Bright Horizons Family Solutions, the world’s leading provider of employer sponsored child care, early education and work/life solutions. Ms. Mason served as President of Bright Horizons from 1986 until becoming Chairman in July 1998. Ms. Mason previously served as a director of the Company from July 1992 until January 2000 when she resigned due to other business commitments.

Morris J. Siegel, 55, has served as director of the Company since September 2003. Mr. Siegel is currently self-employed, operating Capitol Peaks, an investment firm. Mr. Siegel was the co-founder of Celestial Seasonings, Inc. serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also serves on the board of CNS Pharmaceutical Company.

The Nominating and Governance Committee, consisting solely of “independent directors” as defined in Rule 4200 of the NASDAQ Market Place Rules, recommended the five directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Current Directors

Based on a shareholder vote at the 2003 Company shareholder meeting, the Board of Directors took necessary steps to declassify its membership so that all Board of Directors members are elected annually; provided however, that the declassification is to be carried out in a manner that does not affect the unexpired terms of the directors previously elected. Two of our directors, Dr. John B. Elstrott and Dr. Ralph Z. Sorenson, had previously been elected as directors for terms which do not expire until the 2006 annual meeting of shareholders. As a result, they are not required to be renominated at the 2005 annual meeting.

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting including their ages, and current committee assignments.

Name	Age	Committees
John P. Mackey*	51	None
David W. Dupree***	51	Audit, Nominating and Governance
Dr. John B. Elstrott**	56	Audit (Chair), Compensation
Garbrielle E. Greene	44	Audit
Linda A. Mason	50	Nominating and Governance
Morris J. Siegel	55	Compensation
Dr. Ralph Z. Sorenson	71	Nominating and Governance (Chair), Compensation

*	Chair
**	Lead Outside Director
***	Mergers and Acquisitions Director

On March 31, 2003, the Board of Directors imposed a 12-year term limit on directors effective as of that year’s annual shareholder meeting. The limit for each then-existing director began as of the shareholder meeting date regardless of the date each such director was first elected to the Board of Directors. A director who serves 12 years may sit out two years and is then eligible to serve another 12 years.

The information provided below is biographical information about each of the members of the Board of Directors other than the nominees. Age and other information in each nominee’s biography is as of December 10, 2004.

Dr. John B. Elstrott, 56, has served as a director of the Company since February 1995. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which was started in 1991. He has been on the faculty at Tulane since 1982. Mr. Elstrott also serves on the board of Spectrum Organic Products, Inc.

Dr. Ralph Z. Sorenson, 71, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership. Dr. Sorenson is President Emeritus of Babson College and Professor Emeritus and former Dean of the University of Colorado College of Business Administration. Dr. Sorenson also serves as a director of Eaton Vance Corp.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.

•	Audit Committee. The duties of the Audit Committee are set forth in its charter which is attached to this proxy statement as Appendix A. Please also see the Audit Committee Report found under “Proposal 2” in this Proxy Statement.

•	Compensation Committee. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s executive officers. The Compensation Committee also administers the Company’s stock option plans and Team Member stock purchase plan.

•	Nominating and Governance Committee. The Nominating and Governance Committee’s purpose is to periodically report to the Board of Directors regarding corporate governance matters, including making recommendations of qualified nominees for election to the Board of Directors. The Nominating and Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Director nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nomination and Governance Committee’s direction. Any shareholder recommendation should be directed to the Secretary of the Company and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Director membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of her/his willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in the Company’s public filings with the SEC). In determining whether to nominate a candidate, whether from an internally generated or shareholder recommendation, the Nominating and Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination. Because the Nominating and Governance Committee duties have continued to evolve in light of significant trends in corporate governance, the Board of Directors and Committee delayed the adoption of a formal Charter. However, the Company is currently considering the adoption of a Nominating and Governance Committee Charter and anticipates that the Committee will adopt a charter in the very near future.

During fiscal year 2004, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 6; Audit, 7; Compensation Committee, 5; and Nominating and Governance Committee, 2. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served. Each of the members of the Audit, Compensation and Nominating and Governance Committees are “independent directors” as defined in Rule 4200 of the NASDAQ Market Place Rules. The Board of Directors has further determined that all Audit Committee members are “Audit Committee financial experts” under the regulations promulgated by the SEC.

Director Compensation

For 2004, each of our non-employee directors received $4,515 for each Board of Directors’ meeting attended and $2,258 for attendance via telephone. For each telephone Board meeting which was between one to two hours in length and in which a majority of directors participated, a $827 fee was paid. For each telephone Board meeting greater than two hours, a $1,050 fee was paid. Each Board Committee Chair received a quarterly retainer of $1,313. Each committee member received $827 for each Board Committee meeting attended in conjunction with a Board meeting, and $3,308 for each Board Committee meeting attended in person apart from a Board meeting. The Lead Director and the Mergers and Acquisitions Director, both of whom are selected annually by the Board of Directors, were paid quarterly retainers of $8,269 and $1,575 respectively. All directors were paid a quarterly retainer of $2,500.

In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors’ meetings. None of the non-employee directors received any compensation from the Company other than as described above. Mr. Mackey, who is the only director who is also an employee of the Company, is not a member of any Board committees and does not receive any additional compensation for serving on the Board of Directors.

Option Plan for Outside Directors

Each newly elected director receives as of the date of his or her initial election or appointment to the Board of Directors an option to purchase shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. In 2003, the Company added two new directors, Mr. Siegel and Ms. Greene, who each received an option grant of 10,000 shares. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an annual grant at an exercise price equal to the closing price of our common stock on the date of grant. In 2004 the option grant was 3,000 shares per director, granted on May 6, 2004.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Vote Required

Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting. This means each nominee will be elected if he or she receives more affirmative votes than votes withheld for such director.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL 1.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending September 25, 2005. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee.

Independent Auditors

Ernst & Young LLP served as our independent auditors for the audit of our financial statements for fiscal year 2004 and has been engaged for fiscal year 2005. The Company initially engaged Ernst & Young LLP as its independent auditors in 2001. Representatives of Ernst & Young LLP are expected to attend the 2005 Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire and will be available to answer questions.

The report of Ernst & Young LLP on our audited consolidated financial statements at September 26, 2004 and September 28, 2003 and for the fiscal years then ended, contained no adverse opinion or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended September 26, 2004 and September 28, 2003, and fees for other services rendered by Ernst & Young LLP during those periods (in thousands):

	2004	2003
Audit fees	$351	$292
Audit-related fees	51	41
Tax fees	15	64
All other fees	55	78

Total	$472	$475

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and consents included in other SEC filings.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice, tax planning and tax preparation of Forms 5500 and expatriate returns.

All Other Fees

All other services include fees for internal control documentation assistance pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act and certification of price paid for green coffee at our coffee roasting facility.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal years 2004 and 2003 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Among its other duties, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the

Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Audit Committee Report

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 26, 2004.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 26, 2004.

Audit Committee

Dr. John B. Elstrott (Chair)

David W. Dupree

Avram J. Goldberg

Gabrielle E. Greene

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR

EXECUTIVE COMPENSATION

Compensation Table

The following table includes information concerning compensation for the three-year period ended September 26, 2004 in reference to our Chief Executive Officer and the other four most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Compensation (2)		Stock Options Granted
John P. Mackey Chairman of the Board and Chief Executive Officer	2004 2003 2002	$342,000 326,000 302,000	$118,000 114,000 278,000	$	— — 4,891	13,750 8,000 4,000

Glenda Flanagan Executive Vice President and Chief Financial Officer	2004 2003 2002	277,000 264,000 245,000	128,000 94,000 223,000		— — 4,127	11,500 8,000 4,000

A. C. Gallo Co-President and Chief Operating Officer	2004 2003 2002	296,000 282,000 261,000	88,000 104,000 174,000		— — 3,815	13,000 8,000 4,000

Walter Robb Co-President and Chief Operating Officer	2004 2003 2002	296,000 282,000 261,000	163,000 85,000 201,000		— — 5,711	13,650 8,000 4,000

James P. Sud Executive Vice President of Growth and Business Development	2004 2003 2002	277,000 264,000 245,000	128,000 94,000 223,000		— — —	11,500 8,000 4,000

(1)	We have a policy that limits the cash compensation paid to any officer in the calendar year to fourteen times the average salary of all full time Team Members. For 2004, this salary cap was approximately $427,000. In the rare instances in which total amounts earned exceed the salary cap, the excess is deferred to the following year; however, 2004 is the last year in which such deferral is permitted by our policy. Salary and bonus amounts actually received by named officers during the year may be more or less than amounts shown above due to payment of amounts earned and deferred in prior years, officers electing to take time-off without pay, and deferral of amounts due to salary cap limitations. Total cash compensation amounts actually paid during 2004, 2003 and 2002, respectively, were as follows: Mr. Mackey, $368,000, $409,000 and $331,000; Ms. Flanagan, $366,000, $406,000 and $191,000; Mr. Gallo, $384,000, $386,000 and $376,000; Mr. Robb, $426,000, $409,000 and $389,000; and Mr. Sud, $380,000, $357,000 and $371,000.
(2)	Except as otherwise indicated, the amounts reflect our contributions on behalf of the persons indicated to the Whole Foods Market 401(k) plans.

Retention Agreements

Since November 1991, the Company has entered into Retention Agreements with certain executive officers of the Company or its subsidiaries which provide for certain benefits upon an involuntary termination of employment other than for cause after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Stock Options

The following table sets forth certain information with respect to the options granted during or for the fiscal year ended September 26, 2004 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

	Number of Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price in Dollars per Share (2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Expiration Appreciation for Option Term
Name (1)					Date	5%	10%
John P. Mackey	3,000 6,000 4,750	(3 (3 (3	) ) )	$59.75 79.22 82.09	11/06/2010 05/06/2011 10/22/2011	$72,973 193,503 158,740	$170,058 450,944 369,931

Glenda Flanagan	3,000 6,000 2,500	(3 (3 (3	) ) )	59.75 79.22 82.09	11/06/2010 05/06/2011 10/22/2011	72,973 193,503 83,547	170,058 450,944 194,700

A.C. Gallo	3,000 6,000 4,000	(3 (3 (3	) ) )	59.75 79.22 82.09	11/06/2010 05/06/2011 10/22/2011	72,973 193,503 133,676	170,058 450,944 311,521

Walter Robb	3,000 6,000 4,650	(3 (3 (3	) ) )	59.75 79.22 82.09	11/06/2010 05/06/2011 10/22/2011	72,973 193,503 152,934	170,058 450,944 356,402

James P. Sud	3,000 6,000 2,500	(3 (3 (3	) ) )	59.75 79.22 82.09	11/06/2010 05/06/2011 10/22/2011	72,973 193,503 83,547	170,058 450,944 194,700

(1)	The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of our common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)	Closing price of common stock at date of grant.
(3)	Less than 1%.

The following table includes certain information with respect to the options exercised or held by the executive officers named above during the year ended September 26, 2004. The number of options held at September 26, 2004 includes options granted under the 1992 Option Plan for Team Members.

Name	Shares Acquired on Exercise (1)	Value Realized (2)	Number of Securities Underlying Unexercised Options at September 26, 2004		Value of Unexercised In-the-Money Options (3) at September 26, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Mackey	18,540	$1,013,893	62,000	19,000	$3,878,600	$492,135
Glenda Flanagan	36,000	1,844,770	42,000	19,000	2,592,125	492,135
A.C. Gallo	7,686	447,016	31,752	25,000	1,885,836	863,265
Walter Robb	7,350	418,387	47,050	24,750	2,753,036	847,801
James P. Sud	31,200	1,781,800	34,000	19,000	1,968,285	492,135

(1)	Of shares exercised, the following amounts were due to options expiring during the fiscal year: Mr. Mackey, 18,540 shares; Ms. Flanagan, 36,000 shares; Mr. Robb, 3,850 shares; and Mr. Sud, 28,000 shares.
(2)	Based upon the market price received for the underlying shares of common stock of Whole Foods Market received upon exercise and the option exercise price.
(3)	Based upon the closing price of the common stock of Whole Foods Market on September 24, 2004 ($84.73 per share) and the exercise price of the options.

Equity Compensation Plan Information

The following table summarizes information (in thousands) about our Company’s equity compensation plans by type as of September 26, 2004.

Plan Category	Options Outstanding	Weighted Average Exercise Price	Options Available for Future Issuance
Approved by security holders	8,070	$51.38	5,567
Not approved by security holders	—	—	—
Total	8,070	$51.38	5,567

Certain Relationships and Related Transactions

John P. Mackey and Glenda Flanagan, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock BookPeople, Inc., a retailer of books and periodicals that is unaffiliated with the Company, which leases retail space at one location in Austin, Texas from the Company. The lease provides for an aggregate annual minimum rent of approximately $0.4 million which the Company received in rental income in fiscal years 2004, 2003 and 2002.

During fiscal year 2004, the Company acquired all of the outstanding stock of Fresh & Wild, which owned and operated seven natural and organic food stores in London and Bristol, England for a total of approximately $20 million in cash and approximately $16 million in Company common stock. John P. Mackey and Walter Robb, executive officers of the Company, each owned approximately 0.2% of the outstanding stock of Fresh & Wild and received proceeds totaling approximately $54,000 and $78,000, respectively, as consideration for their ownership interest.

Compensation Committee Report

The Company’s Compensation Committee is empowered to review and approve on behalf of the full Board of Directors the annual compensation and compensation procedures for the five executive officers of the Company: the Chairman & Chief Executive Officer, the Executive Vice President & Chief Financial Officer, the Executive Vice President of Growth and Business Development, and the Co-Presidents & Chief Operating Officers. The Committee also administers the Company’s stock option plans and Team Member stock purchase plan.

Annual executive officer compensation consists of a base salary component and an incentive component. The Company’s publicly stated policy is to limit cash compensation paid to any officer in any calendar year to fourteen times the average salary of all full-time Team Members. Amounts earned in excess of the salary limitation may be deferred to future years. However, 2004 is the last year in which such deferral is permitted by our policy. All compensation decisions are subject to the implementation of this policy. In addition, the Committee considers numerous factors including the Company’s financial performance, the individual contribution of each executive officer, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside the Company’s control.

The base salary levels for the executive officers of the Company were increased 5% in calendar 2004 over calendar 2003. The most significant determinants in the increases were the growth and financial performance achieved by the Company.

All of the Company’s executive officers participate in an incentive compensation plan based primarily on improvement in EVA (Economic Value Added). EVA is a management decision-making tool and incentive compensation system that the Company adopted and began to implement in 1999. The incentive compensation paid to the executive officers for fiscal 2004 was based upon the incremental improvement in the Company’s overall EVA and the number of new stores opened within the development budget during the fiscal year. The incentive compensation paid to the Co-Presidents and Chief Operating Officers for fiscal 2004 was also based on the incremental improvement in EVA achieved by the specific geographic regions of the Company that correspond to the executive’s area of responsibility and the number of new stores opened within the development budget during the fiscal year in those specific geographic regions. Fiscal year 2004 incentive compensation averaged approximately 29% of the total cash compensation earned by the executive officers.

The Company’s executive officers have also received option grants under the Company’s stock option plan. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers to those of the shareholders. The level of stock option grants to executive officers is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

For calendar 2004, the Committee approved a 5% increase in the base salary of Mr. Mackey, Chairman and Chief Executive Officer of the Company, from $326,000 to $342,000. The increase was intended to recognize Mr. Mackey’s contribution toward the significant growth of the Company and the financial performance of the Company in fiscal 2003. The Committee was also cognizant of the significantly higher level of base salaries paid to chief executive officers of comparable sized companies. During fiscal 2004, Mr. Mackey was awarded options to purchase 13,750 shares of common stock under the Company’s incentive stock option plan.

Compensation Committee

Avram Goldberg (Chair)

Dr. John B. Elstrott

Morris J. Siegel

Dr. Ralph Z. Sorenson

Performance Graph

The following graph compares the cumulative total return of the Company’s Common Stock during the last five years with the Nasdaq Stock Market (U.S.) Index® and the S & P Retail Food Chains Index during the same period. The graph shows the value of $100 invested in the Company’s Common Stock or the indices as of the end of September for the last five years, adjusted for any stock splits and assuming the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG WHOLE FOODS MARKET, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P FOOD RETAIL INDEX

* $100 invested on 9/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

PROPOSAL 3 – AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

General Information

On February 11, 2005, the Board of Directors amended our 1992 Incentive Stock Option Plan for Team Members (the “plan”) to increase the shares authorized for grant under the plan from 24.8 million shares to 28.8 million shares, subject to shareholder approval. Our Board of Directors believes this increase is necessary to provide sufficient shares for the Company to continue to attract, retain and incentivize Team Members as necessary to achieve our growth objectives. As of February 11, 2005, there were 5.5 million shares available for future grant under the plan. A copy of the plan is included as Appendix B.

Philosophy

We have a company philosophy of “shared fate” which recognizes there is a community of interest among all of our stakeholders. We believe our plan, under which all of our 33,000+ full-time and part-time Team Members are eligible for option grants, creates an ownership consciousness among our Team Members that aligns the interests of our Team Members with those of our shareholders. Through our broad-based plan, our Team Members share in the risks and the rewards of our business. Approximately 93% of the options granted under the plan have been granted to Team Members who are not executive officers.

We know from our marketing research that our knowledgeable Team Members and the friendly customer service they provide are among the top reasons for customers choosing to shop at our stores. We believe our broad-based plan is instrumental in our ability to attract, motivate and retain Team Members. Every year our Team Members have the opportunity to complete a morale survey, covering topics such as job satisfaction, opportunity and empowerment, pay, training, and benefits, among others. Of the Team Members responding, 86% said they almost always or frequently enjoy their job.

Our Team Members helped to select us for eight years in a row as one of the “100 Best Companies to Work For” in Fortune magazine’s annual poll. We are the only national supermarket retailer to make the list. Fortune also divided the general list into three sections featuring large, mid-size, and small companies. Of 37 large companies on the list, Whole Foods Market was ranked number 5. We were also recognized in Fortune’s “Hall of Fame,” a list of 22 companies that have appeared on the “100 Best” list every year since its inception in 1998. Employees play an important role in determining the “100 Best” list. Candidate companies complete a questionnaire and a random sample of employees is surveyed. In scoring the responses, Fortune places two-thirds of the total weight on the employee responses. We believe that happy Team Members create happy customers who grow our business and produce happy shareholders.

History and Current Status

As of January 18, 2005, options to purchase an aggregate of 19.3 million shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 11.8 million shares had been exercised. Options to purchase 7.5 million shares remained outstanding under the plan with an average remaining life of 4.7 years and at an average exercise price of $53.14. Options to purchase approximately 5.5 million shares of common stock remained available under the plan for future grant. Options to purchase 7.7 million shares remained outstanding under all Company plans with an average remaining life of 4.6 years and at an average exercise price of $52.93. The market value of all shares of common stock subject to outstanding options was approximately $751 million based upon the $97.50 closing sale price of the common stock as reported on the Nasdaq Stock Market® on January 18, 2005.

In fiscal year 2004, 2.1 million option shares were exercised resulting in proceeds to the Company of approximately $58.1 million and a tax benefit to the Company of approximately $35.6 million.

Our plan states that the maximum term for any future option grants to be issued is seven years and that all options are to be issued at fair market value. Our currently outstanding stock options vest ratably on each of the first four anniversaries of the grant date. However, in response to pending changes in accounting for stock options, we recently announced that we expect to accelerate the vesting for all outstanding stock options (other than those granted to members of our executive team and our directors). We also announced our expectation that the level of future stock option grants will be limited to reduce the dilution to net income arising from the expensing of these options. No option grants have ever been repriced.

Future Strategy Relating to New Accounting Rules

In December the Financial Accounting Standards Board (“FASB”) finalized Statement 123R, Share-based Payment, which requires all companies to expense share-based payments, including stock options, at fair value.

Absent any overruling by Congress, the new rules are effective for interim or annual periods beginning after June 15, 2005; therefore, the Company would expect to begin expensing stock options in the fourth quarter of fiscal year 2005.

Though not retroactive, it should be noted that the charge to earnings resulting from this new rule includes the impact of stock options granted in prior years, since the expense is recognized over the vesting period of the options, which for the Company has been four years. Even if the Company never granted another option after today, it would still have stock option expense until all past option grants were fully vested. In order to prevent this “overhang” from past option grants impacting future income statements, the Company has announced its intention, absent FASB Rule 123R being overruled, to accelerate the vesting of all outstanding stock options (excluding options held by the Board of Directors and the members of the Executive Team) sometime prior to July 4, 2005, the date the new rules are effective for the Company. This accelerated vesting of options will create a one-time, mostly non-cash charge in the third fiscal quarter of this year of approximately $10 million, consisting of the estimated increase in value to the option holders caused by the acceleration plus accrual of certain payroll taxes that will be due upon exercise of the options. The actual amount of the expense will vary based on the closing stock price at the date of the acceleration.

The Company’s current intention is to keep its broad-based stock option program in place, but going forward it will limit the number of shares granted in any one year so that earnings dilution from equity-based compensation expense will not exceed 10% in future years. The equity-based compensation expense will ramp up beginning in the fourth quarter of fiscal year 2005 until it reaches 10% in fiscal year 2010. Equity-based compensation expense in the fourth quarter of fiscal year 2005 is expected to be $500,000, consisting primarily of grants to the Executive Team and the Board of Directors since the Company will not accelerate those options.

The Company believes this strategy is best aligned with its stakeholder philosophy because it limits future earnings dilution from options while at the same time retains the broad-based stock option plan which it believes is important to Team Member morale and to its unique corporate culture and its success.

Tax Treatment for Team Members

Certain stock options that qualify under the rules of Section 422 of the Code are entitled to incentive stock option treatment for federal income tax purposes. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment at the maximum rate of 15%. If applicable, the employee’s gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If an employee does not meet the two-year and one-year holding requirement (a “disqualifying disposition”) but does meet all other requirements, a tax will be imposed at the time of sale of the stock, but the employee’s gain realized on exercise will be treated as ordinary income rather than a capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be a short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

For each of the executive officers named in the Summary Compensation Table, the table below shows the aggregate number of options granted under the plan since its inception through January 18, 2005, the weighted average exercise price payable per share, and the range of exercise price for those granted options.

Name	Options Granted (Number of Shares)	Weighted Average Exercise Price of Granted Options	Range in Exercise Price of Granted Options
John P. Mackey, Chairman & CEO	162,750	$24.77	$6.75 - $86.85
Glenda Flanagan, Executive VP & CFO	130,500	25.67	6.75 - 86.85
A.C. Gallo, Co-President & COO	162,160	25.52	6.25 - 86.85
Walter Robb, Co-President & COO	157,350	25.88	6.75 - 86.85
James P. Sud, Executive VP of Growth & Development	88,500	33.65	11.00 - 86.85

All current executive officers and regional presidents (16 persons)	1,603,516	28.75	4.38 - 86.85

Percentage of options granted under the plan	7%

All current Team Members, excluding executive officers and regional presidents (12,529 persons)	21,926,228	31.74	4.38 - 84.12

Percentage of options granted under the plan	93%

Vote Required

Approval of this amendment requires the affirmative vote of the majority of the votes cast on the proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

PROPOSAL 4 – TO INCREASE AUTHORIZED COMMON STOCK

Pursuant to Article IV of the Company’s Articles of Incorporation, the Company is authorized to issue 150,000,000 shares of common stock, no par value, of which approximately 64,454,767 shares were outstanding as of February, 4, 2005, and 5,000,000 shares of Preferred Stock, $.01 par value (“Preferred Stock”), none of which have ever been issued or are now outstanding. The Company proposes to amend Article IV of its Articles of Incorporation to increase the number of shares of authorized common stock from 150 million shares to 300 million shares.

The Board of Directors believes that it is necessary to increase the number of authorized shares of common stock to provide for the flexibility to declare stock splits or stock dividends in the future when appropriate or for the issuance of additional shares (in financings or acquisitions) when appropriate. The Company has completed a number of acquisitions in recent years in which the Company issued shares of its common stock and continually evaluates potential acquisitions. Aside from the issuances of common stock pursuant to employee stock options, the Company has not entered into any agreements with respect to the issuance of additional shares of common stock.

Vote Required

Approval of the proposed amendment requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE PROPOSED AMENDMENT TO INCREASE THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 5 – SHAREHOLDER PROPOSAL

Occasionally, we receive suggestions from our shareholders. Some are received as formal shareholder proposals.

We have received a formal shareholder proposal from Trillium Asset Management Corp., 711 Atlantic Avenue, Boston, Massachusetts 02111 (the “Proponent”) as lead filer on behalf of shareholders Deb Frost and Chris Mogil (owners of 600 shares and 196 shares of common stock, respectively, for at least one year prior to October 26, 2004) and six co-filers. The shareholder proposal and supporting statement are quoted verbatim in italics below.

We oppose the adoption of the resolution proposed below, as we do not believe it is in the best interests of the Company and its shareholders. We ask shareholders to read through our response, which follows the shareholder proposal and supporting statement, and to vote “Against” the adoption of the proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

WHEREAS

Whole Foods Market was quoted in USA Today stating, “There’s an absolute anger among customers that foods are being genetically modified and they don’t know what ingredients are in their foods” (Source: USA Today, 1/4/00);

In a survey conducted by the Food Policy Institute, less than half of those polled (45%) believed it safe to consume genetically engineered (GE) foods;

Our company’s “Core Values” state: “We can generate greater appreciation and loyalty from all of our stakeholders by educating them about natural and organic foods, health, nutrition and the environment”;

According to our company, as of October 2001, all manufacturers making private label products for Whole Foods are using ingredients derived from non-genetically engineered crops, yet this information is not directly indicated in the products’ packaging or labels;

RESOLVED

Shareholders request that the Board of Directors adopt a policy to identify and label all Whole Foods private label products with respect to the presence or absence of genetically engineered (GE) ingredients within them, and to report to shareholders by October 2005 on progress toward this implementation.

SUPPORTING STATEMENT

The shareholders believe that by voluntarily stating on its private product labels that such products are GE-avoidant, Whole Foods can indeed “generate [the] greater appreciation and loyalty from all of our stakeholders” to which our Company’s Core Values aspire. We believe that our company is failing to take advantage of a natural opportunity to enhance its market share, given consumer wariness of genetically engineered foods.

Whole Foods sells private label products, both organic and non-organic, that avoid GE ingredients. Our web site states, “Consumers can rest assured that the use of genetically modified organisms…are strictly prohibited throughout organic food production,” but this information is missing from its organic private product labels and packaging. Additionally, our company’s non-organic private label GE-avoidant products do not have labels or packaging indicating that they are non-GE.

We believe that the labels’ silence on GE ingredients may confuse consumers, and obscures the admirable lengths to which our company has gone to exclude GE ingredients from all of its private label products, both organic and non-organic.

Other companies that indicate the absence of GE ingredients include Hain’s, Amy’s Kitchen and Nature’s Path, and B&G Foods.

By failing to educate consumers on its GE-avoidant ingredient policy through labels and prominent in-store educational materials, Whole Foods is squandering what should be a natural marketing advantage.

YOUR BOARD OF DIRECTORS’ RECOMMENDATION AGAINST THE PROPOSAL

The Board of Directors recommends a vote AGAINST approval of the Shareowner Proposal for the following principal reasons:

1.	The Food & Drug Administration (FDA) has not issued mandatory labeling requirements for GE-ingredient or non-GE ingredient foods nor have they determined a standardized testing protocol for how to test for the presence of ingredients that have been genetically engineered . Accordingly, it would be extremely difficult, as well as costly, for us, or any other retailer or manufacturer, to provide customers accurate and meaningful information about the GE status of products on the basis of speculation of future changes in legislation.

2.	We believe labeling our products “non-GE” would be misleading to our customers. Even crops grown from non-GE seed can be exposed to some small levels of genetically engineered plant material. This can happen in the field through windborne pollen or during the shipping, storing and processing stages. Due to this adventitious contamination, there are very few foods that are truly “GE free.

3.	As we have no current plans to implement labeling of our products with regards to their GE-status, we do not intend to report to shareholders by October 2005 in this regard. Requiring the Company to provide a report to shareholders on this issue would involve unnecessary expenditures of time and resources. As a publicly held company, we take very seriously our responsibility to communicate material information to our shareholders. We do not believe it is appropriate for any individual constituency or interest group to dictate how we should communicate with our shareholder community.

Despite our opposition to this proposal, we are committed to the use of only those ingredients that meet our high quality and safety standards, and our shareholders and consumers can count upon our continued compliance with all applicable governmental regulations regarding food safety.

Vote Required

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

Board of Directors Recommendation

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

PROPOSAL 6 – SHAREHOLDER PROPOSAL

We have received a formal shareholder proposal from John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278 (the “Proponent”). The Proponent is an individual who has beneficially owned no less than 100 shares of our common stock since July 1, 2003. The shareholder proposal and supporting statement are quoted verbatim in italics below.

We oppose the adoption of the resolution proposed below, as we do not have any poison pill or active shareholder rights plan making the proposal moot. We ask shareholders to read through our response, which follows the shareholder proposal and supporting statement, and to vote “Against” the adoption of the proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Redeem or Vote Poison Pill

RESOLVED, The shareholders of our company request our Board of Directors to redeem any active poison pill, unless such active poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal.

58% yes-vote

This topic won an impressive level of support at our company - 58% yes-vote in 2004.

The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won a 61% yes-vote at 50 major companies in 2004.

Pills Entrench Current Management

“They [poison pills] entrench the current management, even when it¹s doing a poor job. They [poison pills] water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”

From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001, page 215

Poison Pill Negative

“That’s the key negative of poison pills - instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Source: Morningstar.com, Aug. 15, 2003

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

“There are often reasons that hostile takeovers should fail. But anti-democratic schemes to flood the market with diluted stock are not one of them.”

Source: The Motley Fool, June 13, 1997

Like a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, “Give up more of your freedom and I’ll take care of you.”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

Advancement Begins with a First Step

I believe that it is important to take at least the above single step to improve our corporate governance standards since our 2004 governance standards were not impeccable. For instance in 2004:

Three directors each owned zero stock.

Directors were allowed to hold director seats at up to 5 companies - potential over-extension.

Directors were allowed to remain on the board up to 24-years - potential entrenchment.

Our company had no formal governance policy.

To make certain key changes shareholders must cast a 67% vote - potential entrenchment.

Our company did not have an independent Chairman or a Lead Director.

Shareholder proposal text which address these topics can be found on the internet and with minor editing be submitted to our company for the next annual meeting.

Director Confidence in their Oversight

I believe that a Board of Directors, which supports this proposal topic, is sending a powerful signal of confidence in its own oversight skill and strategy. I believe that if our company is difficult to sell—that our stock has less value.

Redeem or Vote Poison Pill

Yes on 6

YOUR BOARD OF DIRECTORS’ RECOMMENDATION AGAINST THE PROPOSAL

The Board of Directors recommends a vote AGAINST approval of the Shareowner Proposal for the following principal reasons:

1.	The Shareowner Proposal is entirely moot. We do not have any active poison pill or shareholder rights plan. On December 15, 2004, we amended our rights plan so that all rights expired and the plan terminated.

2.	The specific wording of the Shareowner Proposal may violate state corporate law. By not being limited in time, the proposal arguably applies prospectively to future time periods. We do not believe it is appropriate or permissible under Texas corporate law for current shareholders, or even current directors, to preempt decisions which are properly vested under Texas corporate law in a future board of directors.

3.	The Shareowner Proposal results in potential and needless confusion to our corporate governance. Although we terminated our rights plan in December, we did not do so through a redemption of the poison pill. We merely amended the rights plan so that it immediately expired. This approach is faster than a redemption and also avoided the additional expense to the Company that a redemption would have involved. Because the Shareowner Proposal mandates an approach (redemption) different than what the board actually did (acceleration of rights expiration date), the Shareowner Proposal has the result of undermining the Board’s December actions.

4.	The Shareowner Proposal is based upon inaccurate assumptions concerning our corporate governance. The Shareowner Proposal erroneously states that three of our directors do not own stock, that directors may serve up to 24 years and that we do not have an independent lead director. On the contrary, all but one of our directors owns common stock, we have a 12-year term limit policy and we have had an independent lead director in place since 2001. We are extremely proud of our corporate governance record and our ability to align the interests of our shareholders and management.

Vote Required

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

Board of Directors Recommendation

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our common stock as of February 3, 2005, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its or his shares.

	Shares Owned (1)
Name	Number	Percent
Jennison Associates LLC. (2)	6,923,580	11%
FMR Corp. (3)	4,714,305	7%
W.P. Stewart & Co. Ltd. (4)	3,031,568	5%
David W. Dupree	27,200	*
Dr. John B. Elstrott	22,900	*
Glenda Flanagan	93,254	*
A.C. Gallo	44,066	*
Avram J. Goldberg	27,000	*
Gabrielle E. Greene	2,532	*
John P. Mackey	612,859	1%
Linda Mason	13,500	*
Walter Robb	70,307	*
Morris J. Siegel	2,500	*
Dr. Ralph Z. Sorenson	29,000	*
James P. Sud	102,950	*
All 23 directors and officers as a group	1,270,867	2%

*	Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)	Shares issuable upon exercise of stock options that are exercisable within 60 days after February 3, 2005, are treated as beneficially owned as follows: Mr. Dupree, 19,754; Mr. Elstrott, 12,000; Ms. Flanagan, 31,750; Mr. Gallo, 40,064; Mr. Goldberg, 19,000; Ms. Greene, 2,500; Mr. Mackey, 41,750; Ms. Mason, 9,000; Mr. Robb, 53,458; Mr. Siegel, 2,500; Mr. Sorenson, 19,000; Mr. Sud, 35,724; and all directors and executive officers as a group, 494,877.
(2)	Based on information contained in Schedule 13F, as filed on December 31, 2004. The address of such shareholder is 466 Lexington Avenue, 18th floor, New York, New York 10017-3151.
(3)	Based on information contained in Schedule 13G, as filed on November 30, 2004. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109-3614.
(4)	Based on information contained in Schedule 13F, as filed on December 31, 2004. The address of such shareholder is 527 Madison Avenue 20th floor, New York, New York 10022-4304.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports except for the late reporting of the following: Lee Valkenaar was late reporting a 12,000 share option grant issued September 2004. David Dupree was late reporting a purchase of 1,250 shares in August 2004, Anthony Gilmore was late reporting a sale of 230 shares in June 2004 and David Lannon was late reporting a sale of 186 shares in May 2004. The Company believes all other transactions required to be reported during fiscal year 2004 were reported on a timely basis.

Shareholders’ Proposals

Any proposals that shareholders of the Company desire to have presented at the 2006 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 31, 2005.

APPENDIX A

WHOLE FOODS MARKET, INC.

Audit Committee Charter

Effective September 27, 2004

Role and Independence

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for monitoring risks and the Company’s control system, oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company, and other such duties as directed by the Board of Directors. The Audit Committee shall be comprised of at least three members, and membership shall consist entirely of “independent directors” as defined in Rule 4200 of the NASDAQ Market Place Rules. Each member of the Committee shall be financially literate, or become financially literate within a reasonable period of time, and at least one member shall be an “audit committee financial expert,” as defined by SEC rules. Each member shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her individual exercise of independent judgment, and shall meet the Director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular communications with the CEO, CFO, Director of Internal Audit and the lead independent audit partner. The Chairperson shall be required to endorse decisions regarding the hiring or termination of the Director of Internal Audit, and should also be appropriately involved in the performance evaluation and compensation decisions related to the Director of Internal Audit.

The Audit Committee shall meet at least quarterly, and all Committee members are expected to be present at all meetings. The Committee shall meet separately and periodically with management, the personnel responsible for the internal audit function, and the independent auditor. The Committee shall report regularly to the Board of Directors with respect to its activities.

Responsibilities

The Audit Committee’s primary responsibilities include:

•	Reviewing and reassessing the adequacy of this charter at least annually. The charter shall be submitted to the Board of Directors for approval and shall be published at least every three years in accordance with SEC regulations.

•	Being directly responsible, in its capacity as a committee of the Board of Directors, for the appointment, compensation and oversight of the independent auditor. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor’s independence and recommend to the Board of Directors any actions necessary to oversee the auditor’s independence. The Committee shall have the sole authority to hire, fire and approve fees paid to the independent auditor and is required to approve in advance all audit and non-audit related services by the independent auditor.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process including coordination with internal audit, approving the annual engagement letter, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board of Directors) to report on any and all appropriate matters.

A-1

•	Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, difficulties encountered in performing the audit and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

•	Reviewing with management and the independent auditors the quarterly financial information prior to the Company’s announcement of quarterly results and filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

•	Reviewing management’s assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year and the independent auditors’ report on management’s assessment.

•	Reviewing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s code of conduct and programs to monitor compliance with such programs. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	Ensuring that the internal audit function is structured in a manner that achieves organizational independence and permits full and unrestricted access to top management, the audit committee, and the board. The Director of Internal Audit reports functionally to the audit committee.

•	Reviewing the internal audit function’s charter and ensuring unrestricted access by internal auditors to records, personnel, and physical properties relevant to the performance of engagements.

•	Reviewing and approving the annual internal audit plan and budget and assessing the appropriateness of resources allocated to internal auditing.

•	Reviewing summary internal audit reports as appropriate throughout the year.

•	Reporting Audit Committee activities to the full Board of Directors and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

•	Reviewing and approving all related party transactions.

•	Discussing the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Committee shall also discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Establishing procedures for receipt, retention and treatment of complaints confidentially and anonymously and handle whistleblower information regarding questionable accounting or auditing matters.

•	Performing an evaluation of its performance at least annually to determine whether it is functioning effectively.

A-2

APPENDIX B

WHOLE FOODS MARKET, INC.

INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

On January 17, 1992, the Board of Directors of Whole Foods Market, Inc. (the “Company”) adopted, and the shareholders of the Company approved, the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members. The Plan, as amended, is as follows:

1.	PURPOSE. The purpose of the Plan is to provide Team Members and consultants with a proprietary interest in the Company through the granting of options.

2.	ADMINISTRATION. The Plan will be administered by the Committee.

3.	PARTICIPANTS. The Committee shall, from time to time, select the particular Team Members and consultants of the Company and its Subsidiaries to whom options are to be granted and who will, upon such grant, become participants in the Plan.

4.	STOCK OWNERSHIP LIMITATION. No option may be granted to a Team Member who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the option is granted and the option is not exercisable more than five years from the date it is granted.

5.	SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 28.8 Million shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

6.	LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Team Member is first eligible to purchase in any calendar year by exercise of incentive stock options (within the meaning of Section 422A of the Internal Revenue Code) granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or an installment thereof) shall be counted against the $100,000 annual limitation for a Team Member only for the calendar year such stock is first purchasable under the terms of the option. In addition, in no event may any Team Member be awarded in any fiscal year more than 100,000 options.

7.	ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to members of management of the Company. The grant of an option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of options under the Plan.

8.	GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that the option is an incentive stock option under the Internal Revenue Code. In addition, the Committee is authorized to grant options under the Plan in connection with acquisitions effected by the Company or its Subsidiaries on terms and at exercise prices that are consistent with the terms of such acquisitions. The Company shall execute stock option agreements upon instructions from the Committee.

9.	OPTION PRICE. The option price shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method.

10.	OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than seven years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or any other reason.

11.	RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while in the employ of the Company, but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant’s death or disability, by (i) the participant’s estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant’s death, or (ii) the participant or his personal representative in the event of the participant’s disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant’s death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

12.	PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefore has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

13.	EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

14.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

15.	NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, options granted to a participant may be exercised only by the participant.

16.	INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

17.	AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

18.	EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any participant any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

19.	DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Committee” means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

(c)	“Common Stock” means the Common Stock that the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

(d)	“Incentive Option” means an option granted under the Plan which meets the requirements of Section 422A of the Internal Revenue Code.

(e)	“Nonqualified Option” means an option granted under the Plan which is not intended to be an Incentive Option.

(f)	“Option Period” means the period during which an option may be exercised.

(g)	“Parent” means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(h)	“Plan” means this Incentive Stock Option Plan for Team Members, as amended from time to time.

(i)	“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and “Subsidiaries” means more than one of any such corporations.

PROXY

WHOLE FOODS MARKET, INC.

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) to be held on April 4, 2005, at 9:00 a.m., EDT, at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York and the Proxy Statement in connection therewith, and (b) appoints John P. Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS	☐ FOR nominees listed below except as marked to the contrary below
☐ WITHHOLD AUTHORITY to vote for all nominees listed below

DAVID W. DUPREE, GABRIELLE E. GREENE, JOHN P. MACKEY, LINDA A. MASON, MORRIS J. SIEGEL

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2005:

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK:

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS:

☐	FOR	☐	AGAINST	☐	ABSTAIN

SHAREHOLDER PROPOSAL REGARDING THE LABELING OF PRODUCTS WITH RESPECT TO THE PRESENCE OR ABSENCE OF GENETICALLY ENGINEERED INGREDIENTS:

☐	FOR	☐	AGAINST	☐	ABSTAIN

SHAREHOLDER PROPOSAL TO REDEEM OR VOTE ON ANY ACTIVE POISON PILL:

☐	FOR	☐	AGAINST	☐	ABSTAIN

IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP, FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION, FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE STOCK OPTION PLAN, AGAINST THE SHAREHOLDER PROPOSAL REGARDING THE LABELING OF PRODUCTS WITH RESPECT TO THE PRESENCE OR ABSENCE OF GENETICALLY ENGINEERED INGREDIENTS AND AGAINST THE SHAREHOLDER PROPOSAL TO REDEEM OR VOTE ON ANY ACTIVE POISON PILL

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

DATED:

(Print full name of Stockholder)

(Signature of Stockholder)

(Signature if held jointly)

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.